EXHIBIT 10.1
RELEASE OF DEVITO
     This Release (the “Release”) is being executed and delivered by ViewCast.com, Inc. (“ViewCast”) in connection with the Employment Agreement (the “Employment Agreement”) dated as of August 6, 2002 by and between ViewCast and John DeVito (“Employee”). Pursuant to Sections 5 and 7 of the Employment Agreement, Employee owes certain confidentiality, non-competition and non-solicitation obligations to ViewCast. In connection with the closing of the transactions contemplated by the Asset Purchase Agreement among Delta Computec Inc., ViewCast.com, Inc. and Delta Computec LLC dated as of October 11, 2005 (the “Purchase Agreement”), upon the closing ViewCast agrees to release DeVito from any and all confidentiality, non-competition and non-solicitation obligations contained in the Employment Agreement.
     ViewCast, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to close the transaction contemplated by the Purchase Agreement, hereby agrees as follows:
     Upon the closing of the transactions contemplated by the Purchase Agreement, ViewCast hereby unconditionally and irrevocably releases DeVito from any and all obligations relating to DeVito’s confidentiality, non-competition and non-solicitation obligations contained in the Employment Agreement
     This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Texas without regard to principles of conflicts of law.
     All words used in this Release will be construed to be of such gender or number as the circumstances require.
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     IN WITNESS WHEREOF, the undersigned has executed and delivered this Release effective as of this 18th day of November, 2005.

VIEWCAST.COM, INC.
By:	/s/ Laurie L. Latham
	Name:	Laurie L. Latham
	Title:	CFO